FOURTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (this "Amendment"), dated as of November 12, 1997, by and among L.B. FOSTER COMPANY, a Delaware corporation ("Foster" or the "Borrower"), and Mellon Bank, N.A., PNC BANK, NATIONAL ASSOCIATION and CORESTATES BANK, N.A. (separately, a "Bank", and collectively, the "Banks") and MELLON BANK, N.A., as agent for the Banks (in such capacity, the "Agent").

RECITALS:

WHEREAS, the Borrower, the Banks and the Agent entered into that certain Amended and Restated Loan Agreement, dated as of November 1, 1995 (as amended by that certain First Amendment to Amended and Restated Loan Agreement, dated as of January 1, 1996, that certain Second Amendment to Amended and Restated Loan Agreement, dated as of December 31, 1996, and that certain Third Amendment to Amended and Restated Loan Agreement, dated as of April 9, 1997, the "Restated Agreement");

WHEREAS, the Borrower and the Banks desire to further amend the Restated Agreement; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings assigned thereto in the Restated Agreement.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound, hereby agree as follows:

Section 1. Amendment to Section 1.01 of Restated Agreement.
Section 1.01 of the Restated Agreement is hereby amended by adding after the definition of "CD Rate Portion" a definition of "Change of Control", such definition to read in its entirety as follows:

"'Change of Control' shall mean any person or group of persons (as used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) shall have become the beneficial owner (as defined in Rules 13d-3 and 13d-5 promulgated by the Securities and Exchange Commission (the "SEC") under the Exchange Act) of 20% or more of the combined voting power of all the outstanding voting securities of the Borrower and, at any time following any merger, consolidation, acquisition, sale of assets or other corporate restructuring of Borrower, during any period of six consecutive calendar months, individualsWho were directors of the Borrower on the first day of such
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period, together with individuals elected as directors by not less than two-thirds of the individuals who were directors of the Borrower on the first day of such period, shall cease to constitute a majority of the members of the board of directors of the Borrower."

Section 2. Amendment to Section 3.05 of Restated Agreement.
Section 3.05 of the Restated Agreement is hereby amended to read in its entirety as follows:

"Section 3.05. Material Adverse Change. Since December 31, 1994, there has been no material adverse change in the business, assets or financial condition of the total enterprise represented by Foster and its Subsidiaries on a consolidated basis."

Section 3. Amendment to Section 5.02(b) of the Restated
Agreement. Section 5.02(b) of the Restated Agreement is hereby amended by adding thereto a new subsection (8) to read as follows:

" (8) Indebtedness assumed by Foster not exceeding $2,000,000 principal amount evidenced by, or in connection with, industrial development revenue bonds relatIng to facilities of Precise
Fabricating Corporation acquired by Foster."

Section 4. Amendment to Section 5.02(g) of the Restated
Agreement. Section 5.02(g) of the Restated Agreement is hereby amended by adding thereto a new subsection (11) to read as follows:

" (11) an Investment not exceeding $6,000,000 (minus the principal amount of any Indebtedness assumed) in certain assets acquired from Precise Fabricating Corporation and an Investment not exceeding $1,000,000 in certain assets acquired from Watson-Haas Lumber Company."

Section 5. Amendment to Section 5.02(h) of the Restated
Agreement. Section 5.02(h) of the Restated Agreement is hereby amended to read in its entirety as follows:

"(h)	Restrictions on Distributions and Retirements, Purchases
and Redemptions. Directly or indirectly, or through any of its Subsidiaries, declare, pay, make or incur any liability to make any Distribution, except for (i) Distributions made by any Subsidiary to Borrower, and (ii) (A) Distributions made in the form of Dividends in respect of common stock of Foster at any time on or after January 1, 1997, and (B) purchases, redemptions, acquisitions or other retirements, directly or indirectly, of any sha2~es of any class of capital stock of Foster at any time on or
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after January 1, 1997; provided, that the aggregate cumulative amount of all such transactions permitted under clause (A) and
(B) above and of payments and redemptions contemplated by
Section 5.02(j) hereof, other than payments or redemptions of Indebtedness at stated redemption dates or stated maturity dates, shall not exceed the sum of $3,410,000 plus 25% of any Consolidated Net Income for the period from January 1, 1997, to and including the end of the fiscal quarter most recently ended at the time in question."

Section 6. Amendment to Section 5.02 of Restated Agreement.
Section 5.U2(j) of the Restated Agreement is hereby amended to read in its entirety as follows:

	"(j)	Debt Retirement, Purchases and Redemptions. (i)
Voluntarily purchase, prepay, redeem or otherwise retire any preferred or preference stock, subordinated debentures, sinking fund debentures, promissory notes or other securities issued by Borrower or any subsidiary, or agree to the rescheduling to shorten scheduled maturities or principal payments of or to increase the rate of interest payable on outstanding indebtedness under any agreement or instrument evidencing an obligation for borrowed money of Borrower or any Subsidiary, or permit any of its subsidiaries to do so, other than the Indebtedness referred to in paragraph (8) of Section 5.02(b) hereof or (ii) purchase, redeem, acquire or otherwise retire, directly or indirectly, any shares of common stock of Foster, or permit any of its Subsidiaries to do so.
Notwithstanding clauses (i) and (ii) above, Foster may purchase, redeem, acquire or otherwise retire shares of common stock of Foster, preferred or preference stock of Foster, subordinated indentures of Foster, sinking fund debentures of Foster, promissory notes of Foster or other securities of Foster or stock purchase rights of Foster if, and only if, the aggregate amount of all such payments or redemptions, other than payments or redemptions at stated redemption dates or stated maturity dates, does not exceed the limits set forth in
Section 5.02(h).

Section 7. Amendment to Section 5.02 of Restated Agreement.
Section 5.02 of the Restated Agreement is hereby amended by adding a new subsection (m) thereto, such new subsection (m) to read in its entirety as follows:

"(m)	Change of Control. Enter into any merger, consolidation,
reorganization, corporation restructuring or other transaction, or take any other action, that shall cause or result in, or for any reason suffer, a Change of Control."
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Section 8. Amendment to Section 6.01(d) of the Restated
Agreement. Section 6.01(d) of the Restated Agreement is hereby amended to read in its entirety as follows:

	11(d)	A Default shall occur under Section 5.01(h),
5.01(i), 5.01(i), 5.02(a), 5.02(e), 5.02(h), 5.02(i),
5.02(j), 5.02(k) or 5.02(m) hereof or an Event of Default shall occur under the Security Agreement, the Pledge Agreement, or the Guaranty and Suretyship
Agreements; or"

Section 9. Representations and Warranties of Borrower. The Borrower hereby represents and warrants to each Bank and the Agent that this Amendment has been duly and validly executed and delivered by Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with the terms hereof, except as the enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by genera'l principles of equity limiting the availability of equitable remedies.

Section 10. Miscellaneous.

(a)	This Amendment shall become effective as of the date hereof, upon execution and delivery hereof by the Banks or the Required Banks as permitted or required by Section 8.01 of the Restated Agreement, the Borrower and the Agent. The execution below by the Banks or Required Banks (as the case may be) shall constitute a direction to the Agent to execute this Amendment.

(b)	The Restated Agreement, as amended by this Amendment, is in
all respects ratified, approved and confirmed and shall, as so amended, remain in full force and effect. From and after the date hereof, all references to the "Agreement" in the Restated Agreement and in the other Loan Documents shall be deemed to be references to the Restated Agreement as amended by this Amendment.

(c)	This Amendment, and the rights and obligations of the
parties hereto, shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, exclusive of choice and conflict of law principles.

(d)	This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.